SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: INVESTORS MARK SERIES FUND, INC.

Address of Principal Business Office:

     700 Karnes Boulevard
     Kansas City, Missouri 64108

Telephone Number: (816) 753-8000

Name and Address of Agent for Service of Process:

     David A. Gates, Esq.
     700 Karnes Boulevard
     Kansas City, Missouri 64108

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Kansas City and State of Missouri on the 1st day of August, 1997.

                                 SIGNATURE: INVESTORS MARK SERIES FUND, INC.

                                       By: /s/ STEPHEN S. SODEN
                                            ---------------------------------
                                            Stephen S. Soden, Director

ATTEST:

        /s/ DAVID A. GATES
        ------------------------------
                 Name

        Director - Regulatory Affairs
        ------------------------------
                 Title